Exhibit 1
Composite Certificate of Incorporation of
Stratus Properties Inc.
     FIRST: The name of the Corporation is Stratus Properties Inc.
     SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).
     FOURTH: (a) The total number of shares of capital stock which the Corporation shall have authority to issue is 200,000,000 shares, of which 50,000,000 shares shall be Preferred Stock with a par value of $.01 per share and 150,000,000 shares shall be Common Stock with a par value of $.01 per share.
     (b) The Preferred Stock may be issued from time to time in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors. If so provided in such resolution or resolutions and as and to the extent permitted by law, the shares of any series of the Preferred Stock may be made subject to redemption, or convertible into or exchangeable for shares of any other class or series, by the Corporation at its option or at the option of the holders or upon the happening of a specified event.
     Subject to such special voting rights as holders of any shares of the Preferred Stock may be entitled to exercise, each holder of Common Stock of the Corporation shall be entitled to one vote for each share of such Common Stock standing in the name of such holder on the books of the Corporation.
     (c) No holder of shares of any class shall be entitled, as such, as matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or series whatsoever, or of securities convertible into, or accompanied by rights to subscribe to, stock of any class or series whatsoever, whether now or hereafter authorized, or whether issued for cash or otherwise.
     (d) At 5:00 p.m. (Eastern Time) on the effective date of the amendment amending and restating this Article FOURTH (the “Effective Date”), each share of Common Stock held of record as of 5:00 p.m. (Eastern Time) on the Effective Date or held in the Corporation’s treasury as of such time shall be automatically reclassified and converted, without further action on the part of the holder thereof, into one-fiftieth (1/50) of one share of Common Stock (the “Reverse Stock Split”). No fractional share of Common Stock shall be issued to any Fractional Holder (as defined below) as a result of the Reverse Stock Split. From and after 5:00 p.m. (Eastern Time) on the Effective Date, each Fractional Holder shall have no further interest as a stockholder in respect of any fractional share resulting from the Reverse Stock Split and, in lieu of receiving such fractional share, shall be entitled to receive, upon surrender of the certificate or certificates representing such fractional share, the cash value of such fractional share based on the average daily closing price per share of the Common Stock on Nasdaq for the 10 trading days immediately preceding the Effective Date, without interest; provided, however, that if no shares of Common Stock have been traded on any such trading day, the closing price per share of the Common Stock for such trading day shall be the average of the highest bid and lowest asked prices for the Common Stock for such trading day as reported by Nasdaq. As used herein, the term “Fractional Holder” shall mean a holder of record of fewer than 50 shares of Common Stock as of 5:00 p.m. (Eastern Time) on the Effective Date who would be entitled to less than one whole share of Common Stock in respect of such shares as a result of the Reverse Stock Split.
     At 5:01 p.m. (Eastern Time) on the Effective Date, each share of Common Stock, and any fraction thereof (excluding any interest in the Corporation held by a Fractional Holder converted into cash) held by a holder of record of one or more shares of Common Stock as of 5:01 p.m. (Eastern Time) on the Effective Date, or held in the

Corporation’s treasury as of such time, shall be automatically reclassified and converted, without further action on the part of the holder thereof, into shares of Common Stock on the basis of 25 shares of Common Stock for each share of Common Stock then held (the “Forward Stock Split”). Each stockholder who holds an odd number of shares of Common Stock in a record account immediately prior to the Effective Date, in lieu of the fractional share in the account resulting from the Forward Stock Split, shall be entitled to receive, upon surrender of the certificate or certificates representing such fractional share, the cash value of such fractional share based on the average daily closing price per share of the Common Stock on Nasdaq for the 10 trading days immediately preceding the Effective Date, without interest; provided, however, that if no shares of Common Stock have been traded on any such trading day, the closing price per share of the Common Stock for such trading day shall be the average of the highest bid and lowest asked prices for the Common Stock for such trading day as reported by Nasdaq.
     FIFTH: (a) Subject to such rights to elect additional directors under specified circumstances as may be granted to holders of any shares of the Preferred Stock pursuant to the provisions of Article FOURTH, the number of directors of the Corporation shall be fixed from time to time by the Board of Directors but shall not be less than three. The directors, other than those who may be elected by the holders of any class or series of Preferred Stock, shall be classified, with respect to the time for which they severally hold office, into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, as determined by the Board of Directors, directors designated as Class I directors to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1993, directors designated as Class II directors to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1994, and directors designated as Class III directors to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1995, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.
     (b) Subject to such rights to elect directors under specified circumstances as may be granted to holders of any shares of the Preferred Stock pursuant to the provisions of Article FOURTH, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other reason shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
     (c) Notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of 85 per cent or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors shall be required to amend, alter, change or repeal this Article FIFTH.
     The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualified are:

Class I Michael D. Madden	16th Floor American Express Tower New York, New York 10285

Class II Robert S. Folsom	16475 Dallas Parkway Suite 800 Dallas, Texas 75248

Class III Richard C. Adkerson	Freeport-McMoRan Inc. 1615 Poydras Street New Orleans, Louisiana 70112

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     SIXTH: In furtherance and not in limitation of the powers conferred by law, (a) the Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation in any manner not inconsistent with Delaware Law or this Certificate of Incorporation, subject to the power of the stockholders to adopt, amend or repeal the By-Laws or to limit or restrict the power of the Board of Directors to adopt, amend or repeal the By-Laws, and (b) the Corporation may in its By-Laws confer powers and authorities upon its Board of Directors in addition to those conferred upon it by statute.
     SEVENTH: (a) Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.
     (b) Subject to such rights to call special meetings of stockholders under special circumstances as may be granted to holders of any shares of the Preferred Stock pursuant to the provisions of Article FOURTH, special meetings of the stockholders may be called only by the Chairman of the Board or the President of the Corporation, or at the request in writing or by vote of a majority of the Board of Directors, and not by any other persons. Any request for a special meeting made by the Board of Directors shall state the purpose or purposes of the proposed meeting.
     (c) Notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of 85 per cent or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors shall be required to amend, alter, change or repeal this Article SEVENTH.
     EIGHTH: (a) A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit.
     (b) The Corporation shall indemnify any person who is a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by applicable law. The determination as to whether such person has met the standard required for indemnification shall be made in accordance with applicable law.
     Expenses incurred by such a director, officer, employee or agent in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article EIGHTH.
     The foregoing indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any applicable law, by-law, agreement, vote of stockholders or disinterested directors or otherwise.
     (c) The provisions of this Article EIGHTH shall be deemed to be a contract between the Corporation and each person who serves as such director, officer, employee or agent of the Corporation in any such capacity at any time while this Article EIGHTH is in effect. No repeal or modification of the foregoing provisions of this Article EIGHTH nor, to the fullest extent permitted by law, any modification of law shall adversely affect any right or protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.
     NINTH: The affirmative vote of the holders of not less than 85 per cent of the outstanding shares of Common Stock of the Corporation shall be required for the approval or authorization of any Business Combination; provided, however, that the 85 per cent voting requirement shall not be applicable if:
     (1) the Board of Directors of the Corporation by affirmative vote which shall include not less than a majority of the entire number of Continuing Directors (a) has approved in advance the acquisition of

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those outstanding shares of Common Stock of the Corporation which caused the Interested Party to become an Interested Party or (b) has approved the Business Combination;
     (2) the Business Combination is solely between the Corporation and one or more other corporations all of the common stock of each of which other corporations is owned directly or indirectly by the Corporation or between two or more of such other corporations; or
     (3) the Business Combination is a merger or consolidation and the cash and/or fair market value of the property, securities or other consideration to be received per share by holders of Common Stock of the Corporation in the Business Combination is at least equal to the highest price per share (after giving effect to appropriate adjustment for any recapitalizations and for any stock splits, stock dividends and like distributions) paid by the Interested Party in acquiring any shares of the Corporation’s Common Stock on the date when last acquired or during a period of two years prior thereto.
     For purposes of this Article NINTH:
     (i) The terms “affiliate” and “associate” shall have the respective meanings assigned to those terms in Rule 12b-2 under the Securities Exchange Act of 1934, as such Rule was in effect at April 1, 1992.
     (ii) A person shall be deemed to be a “beneficial owner” of any Common Stock:
     (a) which such person or any of its affiliates or associates beneficially owns, directly or indirectly; or
     (b) which such person or any of its affiliates or associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or has the right to vote pursuant to any agreement, arrangement or understanding; or
     (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its affiliates or associates has any agreement, arrangement or understanding for any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.
     (iii) The term “Business Combination” shall mean (a) any merger or consolidation of the Corporation or a subsidiary of the Corporation with or into an Interested Party, (b) any merger or consolidation of an Interested Party with or into the Corporation or a subsidiary of the Corporation, (c) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of all or any Substantial Part of the assets either of the Corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary of the Corporation, in which an Interested Party is involved, (d) the adoption of any plan or proposal for the liquidation of dissolution of the Corporation proposed by or on behalf of any Interested Party, (e) the issuance or transfer (in one transaction or a series of transactions) by the Corporation or a subsidiary of the Corporation to an Interested Party of any securities of the Corporation or such subsidiary, which securities have a fair market value of $1,000,000 or more, or (f) any recapitalization, reclassification, merger or consolidation involving the Corporation or a subsidiary of the Corporation that would have the effect of increasing, directly or indirectly, the Interested Party’s voting power in the Corporation or such subsidiary.
     (iv) The term “Interested Party” shall mean and include (a) any individual, corporation, partnership, trust or other person or entity which, together with its affiliates and associates, is (or with respect to a Business Combination was within two years prior thereto) a beneficial owner of shares aggregating 20 per cent or more of the outstanding Common Stock of the Corporation, and (b) any affiliate or associate of any such individual, corporation, partnership, trust or other person or entity. For the purposes of determining whether a person is an Interested

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Party the number of shares deemed to be outstanding shall include shares deemed beneficially owned through application of subclause (b) of the foregoing clause (ii) but shall not include any other shares of Common Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
     (v) The term “Substantial Part” shall mean, with respect to the assets of any corporation or other entity, assets having a fair market value equal to more than 10 per cent of the fair market value of the total assets of such corporation or other entity.
     (vi) The term “Continuing Director” shall mean a director who is not an affiliate of an Interested Party and who was a member of the Board of Directors of the Corporation immediately prior to the time that the Interested Party involved in a Business Combination became an Interested Party, and any successor to a Continuing Director who is not such an affiliate and who is nominated to succeed a Continuing Director by a majority of the Continuing Directors in office at the time of such nomination.
     (vii) For the purposes of paragraph (3) of this Article NINTH, the term “other consideration to be received” shall include without limitation Common Stock of the Corporation retained by its existing public stockholders in the event of a Business Combination in which the Corporation is the surviving corporation.
     The provisions of this Article NINTH shall be construed liberally to the end that the consideration paid to holders whose Common Stock is acquired by an Interested Party in connection with a Business Combination to which paragraph (3) is applicable shall be not less favorable than that paid by such Interested Party to holders of such Common Stock prior to such Business Combination. Nothing contained in this Article NINTH shall be construed to relieve any Interested Party from any fiduciary duties or obligations imposed by law, nor shall anything herein be deemed to supersede any vote of holders of any class of stock other than Common Stock that shall be required by law or by or pursuant to this Certificate of Incorporation or the Bylaws of the Corporation.
     Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation, the affirmative vote of the holders of 85 per cent or more of the shares of the then outstanding Common Stock shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article NINTH.
     TENTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and, with the sole exception of those rights and powers conferred under the above Article EIGHTH, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

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EXHIBIT A
CERTIFICATE OF DESIGNATIONS
OF
SERIES C PARTICIPATING CUMULATIVE
PREFERRED STOCK
OF
STRATUS PROPERTIES INC.
Pursuant to Section 151 of the
General Corporation Law of the
State of Delaware
          The undersigned, William H. Armstrong, III, President and Chief Executive Officer of Stratus Properties Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (“Delaware Law”), in accordance with the provisions thereof, DOES HEREBY CERTIFY:
          That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors, on May 16, 2002, duly adopted the following resolution creating a series of Preferred Stock in the amount and having the designations, voting powers, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof as follows:
     Section 1. Designation and Number of Shares. The shares of such series shall be designated as “Series C Participating Cumulative Preferred Stock” (the “Series C Preferred Stock”), and the number of shares constituting such series shall be 300,000. Such number of shares of the Series C Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise or conversion of outstanding rights, options or other securities issued by the Corporation.
     Section 2. Dividends and Distributions. (a) The holders of shares of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable on March 31, June 30, September 30 and December 31 of each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of any share or fraction of a share of Series C Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 and (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends or other distributions and 100 times the aggregate per share amount of all non-cash dividends or other distributions (other than (A) a dividend payable in shares of Common Stock of the Corporation, par value $0.01 per share (the “Common Stock”), or (B) a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise)), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C Preferred Stock. If the Corporation shall at any time after May 16, 2002 (the “Rights Declaration Date”) pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under clause 2(a)(ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
          (b) The Corporation shall declare a dividend or distribution on the Series C Preferred Stock as provided in paragraph 2(a) above immediately after it declares a dividend or distribution on the Common Stock (other than as described in clauses 2(a)(ii)(A) and 2(a)(ii)(B) above); provided that if no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date (or, with respect to the first Quarterly Dividend Payment Date, the period between the first issuance of any share or fraction of a share of Series C Preferred Stock and such first Quarterly Dividend Payment Date), a dividend of $1.00 per share on the Series C Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
          (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series C Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series C Preferred Stock, unless the date of issue of such shares is on or before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a date after the record date for the determination of holders of shares of Series C Preferred Stock entitled to receive a quarterly dividend and on or before such Quarterly Dividend Payment Date, in which case dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on shares of Series C Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series C Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be more than 60 days prior to the date fixed for the payment thereof.
     Section 3. Voting Rights. In addition to any other voting rights required by law, the holders of shares of Series C Preferred Stock shall have the following voting rights:
          (a) Subject to the provision for adjustment hereinafter set forth, each share of Series C Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of stockholders of the Corporation. If the Corporation shall at any time after the Rights Declaration Date pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
          (b) Except as otherwise provided herein, or by law, the holders of shares of Series C Preferred Stock and the holders of shares of Common Stock shall vote together as a single class on all matters submitted to a vote of stockholders of the Corporation.
          (c) (i) If at any time dividends on any Series C Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time as all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series C Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Series C Preferred Stock and any other series of Preferred Stock then entitled as a class to elect directors, voting together as a single class, irrespective of series, shall have the right to elect two Directors.

               (ii) During any default period, such voting right of the holders of Series C Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph 3(c)(iii) hereof or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders; provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of 10% in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of holders of Common Stock shall not affect the exercise by holders of Preferred Stock of such voting right. At any meeting at which holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two Directors or, if such right is exercised at an annual meeting, to elect two Directors. If the number that may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series C Preferred Stock.
               (iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of holders of Preferred Stock, which meeting shall thereupon be called by the Chief Executive Officer, the President, any Executive Vice President, any Senior Vice President or the Secretary or any Assistant Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph 3(c)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to such holder’s address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding, irrespective of series. Notwithstanding the provisions of this paragraph 3(c)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of stockholders.
               (iv) In any default period, the holders of Common Stock shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph 3(c)(ii) hereof) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock that elected the Director whose office shall have become vacant. References in this paragraph 3(c) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.
               (v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the Certificate of Incorporation or Bylaws irrespective of any increase made pursuant to the provisions of paragraph 3(c)(ii) hereof (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or bylaws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

          (d) The Certificate of Incorporation of the Corporation shall not be amended in any manner (whether by merger or otherwise) so as to adversely affect the powers, preferences or special rights of the Series C Preferred Stock without the affirmative vote of the holders of a majority of the outstanding shares of Series C Preferred Stock, voting separately as a class.
          (e) Except as otherwise provided herein, holders of Series C Preferred Stock shall have no special voting rights, and their consent shall not be required for taking any corporate action.
     Section 4. Certain Restrictions.
          (a) Whenever quarterly dividends or other dividends or distributions payable on the Series C Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding shares of Series C Preferred Stock shall have been paid in full, the Corporation shall not:
               (i) declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock;
               (ii) declare or pay dividends on, or make any other distributions on, any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except dividends paid ratably on the Series C Preferred Stock and all such other parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
               (iii) redeem, purchase or otherwise acquire for value any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series C Preferred Stock; or
               (iv) redeem, purchase or otherwise acquire for value any shares of Series C Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series C Preferred Stock and all such other parity stock upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
          (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for value any shares of stock of the Corporation unless the Corporation could, under paragraph 4(a), purchase or otherwise acquire such shares at such time and in such manner.
     Section 5. Reacquired Shares. Any shares of Series C Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock without designation as to series and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors as permitted by the Certificate of Incorporation or as otherwise permitted under Delaware Law.
     Section 6. Liquidation, Dissolution and Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided that the holders of shares of Series C Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except distributions made ratably on the Series C Preferred Stock and all such other parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. If the Corporation shall at any time after the Rights Declaration Date pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     Section 7. Consolidation, Merger, Etc. If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the shares of Series C Preferred Stock shall at the same time be similarly exchanged for or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of Common Stock is changed or exchanged. If the Corporation shall at any time after the Rights Declaration Date pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series C Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     Section 8. No Redemption. The Series C Preferred Stock shall not be redeemable.
     Section 9. Rank. The Series C Preferred Stock shall rank junior (as to dividends and upon liquidation, dissolution and winding up) to all other series of the Corporation’s preferred stock except any series that specifically provides that such series shall rank junior to the Series C Preferred Stock.
     Section 10. Fractional Shares. Series C Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series C Preferred Stock.